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                                                                   Exhibit 99.15

Voyager.net, Inc.
4660 S. Hagadorn Road
Suite 320
East Lansing, MI 48823

Re: Registration Statements of CoreComm Merger Sub, Inc. and ATX Telecommunications Services, Inc. Relating to the Issuance of Common Stock, par value $0.01 per share of those Registrants in connection with the Acquisitions of ATX Telecommunications Services, Inc. and Voyager.net, Inc. by CoreComm Limited


         We hereby consent to the use in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statements, of our opinion dated March 12, 2000 appearing as Annex E to such Joint Proxy Statement/Prospectus, to the description therein of such opinion and to the references therein to our name in the section entitled "The Opinion of Morgan Stanley". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statements within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                                            MORGAN STANLEY & CO.
                                            INCORPORATED


                                            By:  /s/ Scott W. Matlock
                                                ---------------------
                                                     Scott W. Matlock
                                                     Managing Director

New York, New York
August 15, 2000